                                 June 24, 1998

                                                                          RUTH A. BEYER
                                                                           DIRECT DIAL
                                                                         (503) 294-9332
                                                                             e-mail
                                                                        rabeyer@stoel.com

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

    RE:  PRECISION CASTPARTS CORP.

    On behalf of Precision Castparts Corp. (the "Company"), submitted herewith for filing pursuant to Rule 14a-6(b) is the Company's definitive proxy statement and form of proxy for use in connection with the Company's annual meeting of shareholders to be held on August 5, 1998.

    The Company anticipates that its definitive proxy material will be mailed to the Company's shareholders on or about June 26, 1998.

    If you have any questions regarding this filing, please call me at (503) 294-9332.

                                          Very truly yours,

                                          Ruth A. Beyer

Enclosures

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   PRECISION CASTPARTS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                           PRECISION CASTPARTS CORP.
                           4650 SW MACADAM, SUITE 440
                             PORTLAND, OREGON 97201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 5, 1998

                            ------------------------

    You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on August 5, 1998, at 9:00 a.m., Pacific Daylight Time, in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon. The Company will conduct the following business:

    (1) electing two directors who will serve for three years;

    (2) ratifying the appointment of Price Waterhouse LLP as the Company's auditors for 1999; and

    (3) conducting any other business that you or other shareholders have properly raised before, or during an adjournment of, the meeting.

    Only shareholders of record at the close of business on June 5, 1998, will be able to vote at the meeting. Shareholders present in person or through a proxy may periodically adjourn the meeting.

    Your vote is important. Whether you plan to attend the meeting or not, please sign, date and return your proxy card to us in the return envelope as soon as possible. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD SO WE CAN PREPARE AN ACCURATE ADMISSION LIST. If you attend the meeting and prefer to vote in person, you will be able to do so.

                                          By Order of the Board of Directors,

                                          Ruth A. Beyer

                                          SECRETARY

Portland, Oregon
June 26, 1998

                           PRECISION CASTPARTS CORP.
                           4650 SW MACADAM, SUITE 440
                             PORTLAND, OREGON 97201

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The Board of Directors of Precision Castparts Corp. (the "Company") solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 1998 Annual Meeting of Shareholders, which will be held in the Intermediate Theater of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, on Wednesday, August 5, 1998, at 9:00 a.m., Pacific Daylight Time. The proxy may also be used at any adjournment of the meeting. We are sending this statement and the enclosed proxy form to you on or about June 26, 1998.

    If you have properly completed your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed on page 2; (b) for the approval of the proposal described on page 11; and (c) in accordance with the recommendations of the Company's management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you sign and date the enclosed proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You may revoke the proxy by notifying Ruth Beyer, the secretary of the Company, in writing prior to our exercise of the proxy at the Annual Meeting or any adjourned meeting.

                       PROPOSAL 1:  ELECTION OF DIRECTORS
                     WE RECOMMEND A VOTE "FOR" ALL NOMINEES

    The Board of Directors currently consists of eight directors. Mr. Riedel has indicated his intent to resign on or before the date of the 1998 Annual Meeting. As required by the Company's Bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Mr. Bridenbaugh and Mr. Rothmeier expire. Both are nominees for reelection. If elected, the directors' terms will expire in 2001. If either of them becomes unavailable for election for any reason, we will name a suitable substitute as authorized by your proxy.

    The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

                                                                                                  DIRECTOR      TERM
                    NAME, AGE, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                        SINCE       EXPIRES
-----------------------------------------------------------------------------------------------  ----------  -----------

                                           NOMINEES

Peter R. Bridenbaugh -- 57                                                                             1995        1998
 Retired; Until January 1998, Executive Vice President -- Automotive, Aluminum Co. of America,
 an integrated producer of aluminum and other products for the packaging, aerospace, automotive, building and construction, and commercial and industrial markets; from 1993-1996,
 Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Steven G. Rothmeier -- 51                                                                              1994        1998
 Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of Honeywell, Inc.,
 E.W. Blanch Holdings, Inc., Department 56, Inc., Waste Management, Inc. and Great Northern
 Asset Management.

                                DIRECTORS WHOSE TERMS CONTINUE

Dean T. DuCray -- 57                                                                                   1996        1999
 Retired; Until April 1998, Vice President and Chief Financial Officer of York International
 Corporation, a manufacturer of heating, air conditioning, ventilation and refrigeration equipment.

Don R. Graber -- 54                                                                                    1995        1999
 Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of outdoor leisure equipment and provider of retail services, since December 1997; from 1996 to
 1997, President and Chief Operating Officer of Huffy Corporation; previously President of
 Worldwide Household Products Group, The Black & Decker Corporation. Mr. Graber is also a director of Huffy Corporation.

Roy M. Marvin -- 67                                                                                    1967        1999
 Retired; Through May 1996, Vice President -- Administration and Secretary of the Company.

William C. McCormick -- 64                                                                             1986        2000
 Chairman of the Company since October 1994; Chief Executive Officer of the Company since
 August 1991; from 1991-97, President of the Company. Mr. McCormick is also a director of Merix
 Corporation.

Vernon E. Oechsle -- 55                                                                                1996        2000
 President and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes; previously Executive Vice President and Chief
 Operating Officer of the automotive sector of AlliedSignal, Inc. Mr. Oechsle is also a director of Quanex Corporation and Walbro Corp.

    If a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shareholders entitled to vote. We will treat abstentions and broker non-votes as shares present but not voting.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's Common Stock as of May 1, 1998, by the Chief Executive Officer, by each of the other four most highly compensated executive officers, by the directors and by the directors and executive officers of the Company as a group:

                                                               NUMBER OF SHARES     PERCENT OF
                                                                 BENEFICIALLY       OUTSTANDING
NAME                                                                 OWNED            SHARES
-------------------------------------------------------------  -----------------  ---------------
Peter R. Bridenbaugh.........................................          2,250(1)              *
Mark Donegan.................................................          9,041(2)              *
Dean T. DuCray...............................................          1,650(3)              *
Don R. Graber................................................          6,250(4)              *
William D. Larsson...........................................         13,926(5)              *
Roy M. Marvin................................................          5,483(6)              *
William C. McCormick.........................................         75,986(7)              *
Vernon E. Oechsle............................................          1,000                 *
Steven C. Riedel.............................................         11,750(8)              *
Steven G. Rothmeier..........................................          3,375(9)              *
Peter G. Waite...............................................         34,803(10)             *
All directors and executive officers as a group (16
  persons)...................................................        178,604(11)             *

------------------------

 * Less than 1 percent of the Company's outstanding shares of Common Stock.

 (1) Includes 750 shares subject to options that are exercisable or become exercisable by Mr. Bridenbaugh within 60 days after May 1, 1998.

 (2) Includes 8,479 shares subject to options that are exercisable or become exercisable by Mr. Donegan within 60 days after May 1, 1998.

 (3) Includes 400 shares held in trust for children of Mr. DuCray. Includes 250 shares subject to options that are exercisable or become exercisable by Mr. DuCray within 60 days after May 1, 1998.

 (4) Includes 750 shares subject to options that are exercisable or become exercisable by Mr. Graber within 60 days after May 1, 1998, and 500 shares held by Mrs. Graber.

 (5) Includes 11,082 shares subject to options that are exercisable or become exercisable by Mr. Larsson within 60 days after May 1, 1998.

 (6)  All shares held jointly with Mrs. Marvin.

 (7) Includes 24,172 shares subject to options that are exercisable or become exercisable by Mr. McCormick within 60 days after May 1, 1998.

 (8) Includes 10,000 shares subject to options that are exercisable or become exercisable by Mr. Riedel within 60 days after May 1, 1998.

 (9) Includes 1,875 shares subject to options that are exercisable or become exercisable by Mr. Rothmeier within 60 days after May 1, 1998.

(10) Includes 4,875 shares owned by children of Mr. Waite, and 11,000 shares owned by Mrs. Waite. Includes 17,979 shares subject to options that are exercisable or become exercisable by Mr. Waite within 60 days after May 1, 1998.

(11) Includes 85,866 shares subject to options that are exercisable or become exercisable within 60 days after May 1, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (Committee) is composed of three non-employee directors. Pursuant to authority delegated by the Board, the Committee initially determines the compensation to be paid to the Chief Executive Officer and to each of the other corporate executive officers of the Company. The proposed compensation of the Chief Executive Officer is then submitted to the Board of Directors for approval. Directors who are also officers of the Company do not participate in the board action. The Committee also is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies.

    The Company's compensation policies for corporate executive officers (including the named executive officers) are designed to compensate the Company's executives fairly and to provide incentives for the executives to manage the Company's businesses effectively for the benefit of its shareholders. In fiscal 1998, the Company retained the services of an independent consultant with special expertise in compensation matters to assist the Committee and the Board of Directors in the design and monitoring of compensation arrangements that are fair and competitive for the executives and consistent with the objectives of the shareholders. The consultant compared the current compensation of the Company's executive officers with compensation from a custom group of eight companies. The comparator group of companies was selected by the compensation consultant with recommendations of the Company and included companies of similar size, complexity and management structure as the Company and its significant operating subsidiaries. Industry classifications, growth trends and other business characteristics were also considered in selecting the comparator group of companies.

    The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the general policy of the Committee to set base salaries conservatively and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants in order that the total compensation (base salary, cash bonus and stock options) of the Company's executive officers is at or progresses toward the 75th percentile of the comparator group of companies.

    EXECUTIVE OFFICER COMPENSATION PROGRAM. The Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

    SALARY. The Committee and the Board of Directors established base salaries for the Company's executive officers in fiscal 1998 after taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Committee also considered the Company's executive officers' salaries relative to salary information from the comparator group of companies described above.

    After considering the information on individual performance and the comparative information provided by the compensation consultant, the Committee and the Board of Directors made specific adjustments to the fiscal 1998 compensation levels of the executive officers as determined to be appropriate in the circumstances and in furtherance of the Company's compensation policies.

    CASH BONUSES. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives and other employees to achieve predetermined Division and Company performance objectives. For fiscal 1998, the Company's executive incentive bonuses were determined pursuant to the Company's Executive Performance Compensation

Plan, which was approved by Shareholders at the 1997 Annual Meeting. Under this plan, the Compensation Committee annually selects a threshold parameter for the participating officers, consisting of one or more performance criteria for the Company. If the threshold parameter is not achieved, no performance compensation award is paid for that year. The threshold parameter was met for fiscal 1998.

    If the threshold parameter is met, the exact amount of the cash bonus payable to the executive officer is determined at the discretion of the Compensation Committee with reference to pre-established performance criteria. In fiscal 1998, the Compensation Committee adopted the performance criteria set forth in three separate cash bonus plans which are applicable to the five named executive officers of the Company: the Corporate Bonus Program (applicable to Messrs. McCormick, Riedel and Larsson), the PCC Structurals Executive Bonus Program (applicable to Mr. Donegan), and the PCC Airfoils Executive Bonus Program (applicable to Mr. Waite). In approving final bonuses for executive officers for fiscal 1998, the Compensation Committee considered the degree to which each executive officer had achieved the performance criteria applicable to him and exercised its discretion in a manner that resulted in each executive officer's bonus award equaling the amount determined under the applicable plan that correlated to the achieved level of performance.

    STOCK OPTIONS. Under the Company's compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's 1994 Stock Incentive Plan, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company and its subsidiaries. Approximately 260 persons, including all of the Company's executive officers, currently participate in the 1994 Stock Incentive Plan. The Board of Directors makes annual grants of nonstatutory options to acquire the Company's Common Stock at an exercise price equal to the fair market value of the shares on the date of grant (the closing sale price on the New York Stock Exchange on the grant date). The number of shares granted to executive officers was consistent with the Committee's general policy to consider individual performance and the number of shares needed to reach or progress toward the 75th percentile of total compensation. The options vest in 25 percent increments over the four-year period following grant. All nonstatutory stock options granted to date become fully exercisable upon a change in control of the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Committee determined the Chief Executive Officer's compensation for fiscal 1998, with the final approval of the Board of Directors. The Chief Executive Officer's base salary was determined based upon a review of the salaries of chief executive officers for companies of comparable size and industry identified in the consultant's fiscal 1998 comparator group of companies and upon a review of the Chief Executive Officer's performance. In keeping with the compensation policies described above, which emphasize both short-term and long-term performance rewards rather than base salary only, the Chief Executive Officer's cash compensation (base salary and annual cash bonus), was set below the 75th percentile of cash compensation paid to the Chief Executive Officer by the comparator group of companies. The Chief Executive Officer's bonus for fiscal 1998 was determined under the Executive Performance Compensation Plan procedures described under Cash Bonuses, above, based upon the level of achievement of pre-established performance objectives for fiscal 1998 and the exercise of the Committee's discretionary powers. The annual stock option grant to Mr. McCormick in fiscal 1998 was consistent with the Committee's general policy, which considers individual performance and the number of shares needed to reach or progress toward the 75th percentile of total compensation. Additional information regarding the option grant is set forth below under "Option Grants in Last Fiscal Year."

                                          Steven G. Rothmeier, Chairman
                                          Don R. Graber
                                          Vernon E. Oechsle

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries during each of the last three fiscal years.

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                               ANNUAL COMPENSATION(1)             AWARDS
                                                       --------------------------------------  -------------
                                                                                OTHER ANNUAL     NUMBER OF       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY     BONUS(2)   COMPENSATION(3)  OPTIONS(4)    COMPENSATION(5)
------------------------------------------  ---------  ----------  ----------  --------------  -------------  ---------------
William C. McCormick .....................       1998  $  567,500  $  787,800    $   19,254         29,568     3,$954 7,345
  Chairman and                                   1997     491,265     573,306           815         30,243           6,622
  Chief Executive Officer                        1996     431,466     427,151            51         11,831

Peter G. Waite ...........................       1998     324,000     609,444        16,716         12,000           3,090
  Executive Vice President and President         1997     308,750     563,161         6,425         10,000           3,157
  -- PCC Airfoils, Inc.                          1996     293,130     504,038         5,438          7,761           1,742

Steven C. Riedel(6) ......................       1998     348,078     421,869        30,130         55,104             570
  Senior Vice President and President --
  Industrial Products Operations

Mark Donegan .............................       1998     285,010     392,528        41,087         11,000           2,041
  Executive Vice President and President         1997     257,509     242,143             0         12,000             848
  -- PCC Structurals, Inc.                       1996     226,254     200,018             0          5,887             321

William D. Larsson .......................       1998     233,750     283,660        19,115         10,000           2,014
  Vice President and Chief Financial             1997     206,256     244,569           516          7,500           1,878
  Officer                                        1996     188,128     167,622           690          4,690             986

------------------------

(1) Includes compensation deferred at the election of the executive officers under the Company's 401(k) Plan and Executive Deferred Compensation Plan. Under the Company's 401(k) Plan, officers and other employees of the Company may elect to defer a percentage of their eligible compensation (such percentage to be selected by the participant from a range established by the administrator of the Plan, but subject to limitations under the Internal Revenue Code). Beginning in calendar year 1998, the Company makes a matching contribution under the 401(k) Plan equal to 50 percent of participants' elective contributions, counting elective contributions up to 5 percent of pay.

(2) These amounts are cash awards under the bonus plans described under CASH BONUSES in the Report of the Compensation Committee on Executive Compensation.

(3) Under the Company's Executive Deferred Compensation Plan, a participant may elect to defer salary and/or bonus on an unsecured basis and may select one of three performance options: S&P 500 Index, Company Common Stock or Prime Rate Plus 2 percent. The figures shown represents earnings on amounts deferred at the election of the named executive officer under the Prime Rate Plus 2 percent option to the extent earnings exceeded 120 percent of the applicable federal long-term rate and amounts reimbursed during the fiscal year for the payment of taxes.

(4) Represents shares of Common Stock issuable upon exercise of nonstatutory stock options granted under the Company's 1994 Stock Incentive Plan described under STOCK OPTIONS in the Report of the Compensation Committee on Executive Compensation.

(5) All amounts for named executive officers represent term life insurance premiums paid by the Company.

(6)   Joined the Company in May 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding stock options granted to executive officers in fiscal 1998.

                                                                 INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                                              --------------------------------------------------------       VALUE AT ASSUMED
                                               NUMBER OF      PERCENT OF                                  ANNUAL RATES OF STOCK
                                              SECURITIES     TOTAL OPTIONS                                PRICE APPRECIATION FOR
                                              UNDERLYING      GRANTED TO       EXERCISE                       OPTION TERM(2)
                                                OPTIONS      EMPLOYEES IN      PRICE PER   EXPIRATION   --------------------------
NAME                                          GRANTED(1)      FISCAL YEAR        SHARE        DATE           5%           10%
--------------------------------------------  -----------  -----------------  -----------  -----------  ------------  ------------
William C. McCormick........................      29,568             7.2%      $   59.81     11/05/07   $  1,112,215  $  2,818,587

Peter G. Waite..............................      12,000             2.9           59.81     11/05/07        451,386     1,143,907

Steven C. Riedel............................      40,000             9.7           54.00     04/28/07      1,358,402     3,442,478
                                                  15,104             3.7           59.81     11/05/07        568,145     1,439,798

Mark Donegan................................      11,000             2.7           59.81     11/05/07        413,771     1,048,582

William D. Larsson..........................      10,000             2.4           59.81     11/05/07        376,155       953,256

------------------------

(1) Options are granted at an exercise price equal to fair market value at the date of grant (the closing sale price on the New York Stock Exchange on the grant date). Options become exercisable for 25 percent of the shares one year after the date of grant and for 25 percent of the shares each year thereafter. Under the terms of the Company's 1994 Stock Incentive Plan, each of the options is subject to accelerated vesting in the event of a change in control of the Company. Each of the options is subject to early termination in the event of termination of employment. Each option terminates 12 months following death, disability or retirement at normal retirement age or bona fide early retirement and six months after termination of employment for any other reason.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term and do not represent the Company's estimate or projection of the future stock price.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table indicates (i) stock options exercised by executive officers during fiscal 1998, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of the Company's fiscal year-end, March 29, 1998, and (iii) the value of "in-the-money" options at March 29, 1998.

                                                                                 NUMBER OF
                                                                                UNEXERCISED    VALUE OF UNEXERCISED
                                                                              OPTIONS HELD AT  IN-THE-MONEY OPTIONS
                                                     SHARES                   FISCAL YEAR-END   AT FISCAL YEAR-END
                                                   ACQUIRED ON     VALUE       (EXERCISABLE/       (EXERCISABLE/
NAME                                                EXERCISE    REALIZED(1)   UNEXERCISABLE)     UNEXERCISABLE)(2)
-------------------------------------------------  -----------  ------------  ---------------  ---------------------
William C. McCormick.............................      54,386   $  2,339,511    19,172/62,319  $    495,213/$592,793

Peter G. Waite...................................      29,670      1,286,243    17,979/26,185        531,999/265,969

Steven C. Riedel.................................          --             --        --/55,104             --/140,000

Mark Donegan.....................................       8,099        268,058     8,479/25,020        214,858/236,798

William D. Larsson...............................      21,131        986,395    11,082/19,643        319,937/172,128

------------------------

(1) Value realized equals fair market value of the stock on the date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.

(2) Value of unexercised in-the-money options equals the fair market value of a share into which the option can be converted at March 29, 1998 (market price $57.50), less exercise price, times the number of options outstanding.

RETURN TO SHAREHOLDERS PERFORMANCE GRAPH

    The following line graph provides a comparison of the annual percentage change in the Company's cumulative total shareholder return on its Common Stock to the cumulative total return of the S&P 500 Index, the S&P Aerospace Index and the S&P Diversified Manufacturing Index. The comparison assumes that $100 was invested on March 31, 1993, in the Company's Common Stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                              PRECISION CASTPARTS
  FISCAL YEAR     S&P 500    S&P AEROSPACE   S&P DIVERSIFIED MANUFACTURING           CORP.
1993                  $100             $100                           $100                      $100
1994               $101.47          $130.44                        $116.63                   $147.15
1995               $117.27          $157.11                        $135.91                   $173.16
1996               $154.92          $243.19                        $191.49                   $267.01
1997               $185.63          $282.92                        $241.64                   $342.15
1998               $274.73          $333.48                        $318.27                   $398.65

                               MEASUREMENT PERIOD
                                (BY FISCAL YEAR)

                                                               1993        1994       1995       1996       1997       1998
                                                               -----     ---------  ---------  ---------  ---------  ---------
S&P 500...................................................         100      101.47     117.27     154.92     185.63     274.73
S&P Aerospace.............................................         100      130.44     157.11     243.19     282.92     333.48
S&P Diversified Manufacturing.............................         100      116.63     135.91     191.49     241.64     318.27
Precision Castparts Corp..................................         100      147.15     173.16     267.01     342.15     398.65

RETIREMENT PLANS

    The Company and its subsidiaries maintain eight defined benefit pension plans ("retirement plans") including one plan ("PCC Plan") covering the named executive officers. All eligible domestic employees, including executive officers and those directors who are full-time employees, receive benefits at retirement under one of the retirement plans. The PCC Plan is based on average monthly salary in the five consecutive years of highest compensation (exclusive of bonuses) and length of service with the Company. Employees do not contribute to the Plan, and the amount of the Company's annual contribution is based on an actuarial determination. The Plan provides that a participant's accrued benefit will become 100 percent vested upon the occurrence of a change in control of the Company and provides for disposition to participants of any surplus assets in the Plan upon termination of the Plan following a change in control of the Company.

    The Company maintains a Supplemental Executive Retirement Plan (SERP) that provides supplemental retirement benefits to the named executive officers. The SERP provides participating employees with a supplemental retirement benefit upon normal retirement at age 65 with 20 years of service. The supplemental retirement benefit is designed to pay a basic monthly benefit equal to 60 percent of Final Average Pay (defined as the highest three calendar years of compensation out of five consecutive years of covered employment, and including all of any bonus and all of any deferred compensation) minus both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit (as defined in the Retirement Plan). For participants retiring with between 10 and 20 years of service at age 65, the basic benefit under the SERP formula before offset is reduced by 1/20 for each year less than 20. There is a provision for an actuarially reduced early retirement benefit at or after age 55 with at least 10 years of service. For participants retiring with more than 20 years of service at age 65, the benefit is (a) the basic benefit before offset, plus (b) 0.5 percent of Final Average Pay times years of service over 20, minus
(c) both the amount of any benefit under the Retirement Plan and the Primary Social Security Benefit. Service and pay can continue to accrue if retirement is deferred past age 65, but there is no actuarial increase for deferred start of benefits after age 65. The SERP provides for lump-sum payment of an accelerated vested benefit in the event of termination of employment following a change in control of the Company. Each of the executive officers of the Company has been designated as a participant in the SERP.

    The following table shows the estimated annual benefits payable under the Company's Retirement Plan and SERP to named executive officers upon normal retirement (age 65) as of March 29, 1998. The table assumes, for purposes of calculating the SERP portion of the estimated annual benefit, that the executive officers receive an annual bonus equal to their average targeted bonuses in each year used in computing the three-year average salary at retirement. The target bonuses of the named executive officers range between 90 percent and 100 percent of base salary. Individual variations in bonus awards will result in adjustments to the SERP component of the estimated annual benefit. The amounts listed are net of an actuarially determined offset for estimated Social Security benefits.

           HIGHEST THREE-YEAR                                  BENEFIT YEARS AT RETIREMENT
         AVERAGE BASE SALARY AT           ----------------------------------------------------------------------
               RETIREMENT                     10          15          20          25          30          35
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
$225,000................................  $  112,146  $  176,271  $  240,396  $  251,084  $  261,771  $  272,459
 300,000................................     154,896     240,396     325,896     340,146     354,396     368,646
 375,000................................     197,646     304,521     411,396     429,209     447,021     464,834
 450,000................................     240,396     368,646     496,896     518,271     539,646     561,021
 525,000................................     283,146     432,771     582,396     607,334     632,271     657,209
 600,000................................     325,896     496,896     667,896     696,396     724,896     753,396
 675,000................................     368,646     561,021     753,396     785,459     817,521     849,584

    Retirement benefits are computed on an actuarial basis. The following table shows the number of credited years of service and the calendar 1998 base salaries, for purposes of the benefit table above, for the five officers named in the Summary Compensation Table.

                                                                  CREDITED YEARS OF   CALENDAR YEAR
NAME OF INDIVIDUAL                                                     SERVICE         1998 SALARY
---------------------------------------------------------------  -------------------  -------------
William C. McCormick...........................................              13        $   650,000
Peter G. Waite.................................................              17            324,000
Steven C. Riedel...............................................               1            375,000
Mark Donegan...................................................              12            300,000
William D. Larsson.............................................              18            260,000

SEVERANCE AGREEMENTS AND EMPLOYMENT AGREEMENTS

    The Company's senior executives are parties to severance agreements with the Company. The agreements generally provide for the payment upon termination of the executive's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change in control of the Company of an amount equal to three times that employee's annual salary and bonus (on an after excise-tax basis), a lump-sum pension payment based upon three additional years of service and three years of continued coverage under life, accident and health plans. Each executive is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreement). Messrs. McCormick, Waite, Donegan, Riedel and Larsson have each entered into a severance agreement.

    Mr. Riedel has an employment contract with the Company. The terms of Mr. Riedel's employment include the following, in addition to receipt of the Company's standard employee benefits: Mr. Riedel will receive a base salary of $375,000 per year, a signing bonus payable in the amounts of $500,000, $400,000 and $300,000 on the first, second and third anniversary of the commencement of employment, respectively, and reimbursement for the cost of relocation to Portland, Oregon. Upon commencement of employment he was granted an option to purchase 40,000 shares of common stock of the Company at an exercise price equal to the fair market value at the date of grant. Mr. Riedel is also entitled to participate in the Company's Executive Performance Compensation Plan and Executive Deferred Compensation Plan, will be eligible for future increases in base compensation based on merit, and is eligible to receive additional option grants at the discretion of the Board of Directors or the Committee. Mr. Riedel's terms of employment provide that if he voluntarily resigns or is terminated for cause by the Company during his first three years of employment, any unpaid portion of the signing bonus will be forfeited. If his employment is terminated for other reasons during the first two years, he will be entitled to receive an amount equal to the first two years signing bonus plus six months of base salary.

           PROPOSAL 2: APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

    On May 6, 1998, Price Waterhouse LLP was appointed to act as auditors of the Company's financial statements for the fiscal year ending March 28, 1999. The Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of Price Waterhouse will be at the meeting, will be able to make a statement if they wish and will be available to answer your questions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The Company's outstanding voting securities at the close of business on June 5, 1998, consisted of 24,344,961 shares of common stock, without par value ("Common Stock"), each of which is entitled to one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on June 5, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

    The following table shows information about each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock on May 1, 1998, based on information contained in a Form 13G filed by the shareholder.

                                                                                  NUMBER OF         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                            SHARES OWNED    OUTSTANDING SHARES
------------------------------------------------------------------------------  -------------  ---------------------
Wellington Management Company.................................................     1,904,550               7.9
  75 State Street
  Boston, MA 02109
INVESCO P.C. .................................................................     1,547,900               6.4
  111 Devonshire Square
  London EC 2M 4YR
State Farm Mutual Automobile Insurance Company................................     1,531,100               6.4
  One State Farm Plaza
  Bloomington, IL 61710

                 BOARD COMPENSATION, ATTENDANCE AND COMMITTEES

    In fiscal 1998, the Company's Board of Directors met in person four times and via telephone conference call four times. The Company's directors, other than full-time employees, are paid an annual retainer of $24,000, plus $1,500 for each Board meeting attended, $1,000 for each telephonic board meeting attended and $1,000 for each committee meeting attended. Nonemployee directors are also eligible to receive a per diem of up to $1,000 in the event the director is requested to perform additional service beyond that normally expected of directors. Each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of which he was a member.

    Any director who is not an employee of the Company and has not, within two years, been an employee of the Company ("Nonemployee Director") is eligible to receive options under the 1987 Non-Employee Directors' Stock Option Plan (Directors' Plan). The option price for all options granted under the Directors' Plan will be the fair market value of the Common Stock on the date the option is granted. On the date of each annual meeting of shareholders, each new Nonemployee Director will automatically be granted an option to purchase 1,000 shares of Common Stock at the time of his or her initial election to the Board. Each Nonemployee Director who is re-elected at such meeting or who continues in office, serving a term for which such director was previously elected, will also automatically be granted an option to purchase 1,000 shares of Common Stock. On the date of the 1997 Annual Meeting of Shareholders, Messrs. DuCray, Bridenbaugh, Graber, Oechsle and Rothmeier each were automatically granted an option for 1,000 shares of Common Stock at an exercise price of $63.375 per share under the Directors' Plan. All options have a 10-year term from the date of grant. Each option becomes exercisable for 25 percent of the number of shares covered by the option at the end of each of the first four years of the option term. Options may be exercised only while the optionee is a director of the Company, within one month after the date the optionee terminates service as a director or within one year after the optionee's death, disability or retirement under the Company's policy requiring retirement of directors. Options become fully exercisable upon normal retirement or in the event a director resigns or is removed within 12 months of a change in control of the Company.

    The Board of Directors has five standing committees. The Compensation Committee makes recommendations to the Board of Directors concerning compensation of corporate officers and the granting of stock options. See "Report of the Compensation Committee on Executive Compensation," above. Its members are Messrs. Rothmeier, Graber and Oechsle. The Nominating Committee makes recommendations to the Board of Directors concerning nominees to the Board of Directors. Its members are Messrs. McCormick, Rothmeier and Bridenbaugh. The Executive Committee has authority to exercise the power of the Board of Directors, with certain exceptions, between meetings of the Board of Directors. Its members are Messrs. Bridenbaugh, Graber, McCormick and Rothmeier. The Audit Committee meets with management, internal auditors and the Company's independent public accountants, who have access to the Audit Committee with and without the presence of management representatives. The Audit Committee is composed of Messrs. DuCray, Graber and Oechsle. The Environmental Committee meets with the Company's environmental managers to monitor and advise on environmental matters concerning the Company. The Environmental Committee is composed of Messrs. Marvin and Riedel. The Compensation Committee met four times separate from Board meetings, the Audit Committee met two times and the Environmental Committee met four times in fiscal 1998. The Nominating Committee and the Executive Committee did not hold meetings separate from Board meetings in fiscal 1998. Shareholders who wish to submit names to the Nominating Committee for consideration should do so in writing between May 21, 1999, and June 15, 1999, addressed to the Nominating Committee, c/o Corporate Secretary, Precision Castparts Corp., 4650 SW Macadam, Suite 440, Portland, Oregon 97201, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company beneficially owned by the nominee and
(iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended March 29, 1998, each of its executive officers, directors and persons who own more than 10 percent of the Company's Common Stock complied with all applicable Section 16(a) filing requirements, except that Mr. McCormick failed to make a timely filing with respect to two charitable gifts totaling 146 shares.

                                 ANNUAL REPORT

    We have included a copy of the Company's 1998 Annual Report with this statement.

                        METHOD AND COST OF SOLICITATION

    The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company's employees may request the return of proxies in person or by telephone. We have hired Morrow & Co., Inc. to help with annual meeting procedures and to solicit proxies for a fee of $5,500. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

                     OTHER BUSINESS/DISCRETIONARY AUTHORITY

    We do not intend to present any business for action at the meeting other than the business discussed above. We do not know of any matters that others may present. If any other matter is properly presented at the meeting, your submission of a valid proxy means that you intend to vote in accordance with our recommendations.

                             SHAREHOLDER PROPOSALS

    If you have a proposal that you wish to be considered for inclusion in next year's proxy material, we must receive your proposal at our principal office by February 26, 1999. Our mailing address is 4650 SW Macadam, Suite 440, Portland, Oregon 97201.

    Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed stamped, return envelope.

                                          Ruth A. Beyer
                                          SECRETARY

Portland, Oregon
June 26, 1998

                                     PROXY

    The undersigned, revoking all prior proxies, hereby appoints W. C. McCormick and W. D. Larsson, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Precision Castparts Corp. (the "Company") to be held on Wednesday, August 5, 1998, or at any adjournment thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

    1.  ELECTION OF DIRECTORS

       / /  FOR all nominees listed below (except as marked to contrary below).

       / /  WITHHOLD AUTHORITY
          to vote for all nominees listed below.

       Nominees: Peter R. Bridenbaugh, Steven G. Rothmeier (3-year terms)

       (To withhold your vote for any individual nominee, strike a line through the nominee's name in the list above.)

    2.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

       FOR  / /              AGAINST  / /              ABSTAIN  / /

    The shares represented by this proxy will be voted in accordance with the instructions given.

    THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR each of the nominees and FOR the Proposal.

    UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE NOMINEES, FOR THE PROPOSAL AND ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

    Please sign exactly as your name appears on this card. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

    Receipt is acknowledged of the notice and proxy statement relating to this meeting.

    / /  Please check here if you plan to attend the meeting in person.

Date , 1998                              Signature(s)

Please mark, date, sign and return the proxy promptly.